Exhibit 10.1

SPAC STOCKHOLDER SUPPORT AGREEMENT

This SPAC TRANSACTION SUPPORT AGREEMENT, dated as of January 26, 2022 (this “Agreement”), is by and among (a) D-Orbit S.p.A, an Italian Società per azioni (the “Company”), (b) D-Orbit S.A., a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9, rue de Bitbourg, L1273 Luxembourg, Grand Duchy of Luxembourg under number B 261356 (“Holdco”), (c) Breeze Sponsor LLC, a Delaware limited liability company (“Sponsor”), (d) Breeze Holdings Acquisition Corp., a Delaware corporation (“SPAC”), and (e) the undersigned investors in SPAC (the “Investors”, and together with Sponsor, the “SPAC Holders”).

WHEREAS, SPAC, Holdco, the Company, Seraphim Space LP (“Seraphim”), and Lift-Off Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and direct wholly-owned subsidiary of Holdco, propose to enter into, concurrently herewith, that certain Business Combination Agreement (as amended and/or restated from time to time, the “BCA”), which provides for, among other things, a business combination among SPAC, Holdco, the Company and Merger Sub (capitalized terms used but not defined herein shall have the respective meanings given to them in the BCA);

WHEREAS, as of the date hereof, the SPAC Holders are currently, and as of immediately prior to the Closing will be, the record owners of the issued and outstanding common stock of SPAC, par value $0.0001 per share (the “SPAC Common Stock”) and the issued and outstanding warrants to purchase shares of SPAC Common Stock (the “SPAC Warrants”), with each such SPAC Holder’s ownership as of the date hereof set forth on SCHEDULE A hereto; and

WHEREAS, in order to induce SPAC, Holdco, the Company, Seraphim and Merger Sub to enter into the BCA and the Exchange Agreement and consummate the Transactions, each of the SPAC Holders, Holdco, SPAC and the Company desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the BCA, the receipt and sufficiency of which is hereby acknowledged, each SPAC Holder hereby agrees, severally and not jointly, with SPAC, Holdco and the Company as follows:

1.	Voting Obligations. Commencing on the effectiveness of the BCA and until the earlier of (i) the Closing or (ii) termination of the BCA in accordance with Article X thereof (such period, the “Interim Period”), such SPAC Holder, in its capacity as a holder of SPAC Common Stock, agrees that, at the SPAC Stockholders’ Meeting, at any other meeting of the SPAC Stockholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), in connection with any written consent of the SPAC Stockholders and in connection with any similar vote or consent of the holders of SPAC Warrants in their capacities as such, such SPAC Holder shall, and shall cause any other holder of record of any of such SPAC Holder’s SPAC Common Stock to:

(a)	when such meeting is held, appear at such meeting or otherwise cause the SPAC Holder’s SPAC Common Stock to be counted as present thereat for the purpose of establishing a quorum;

(b)	vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such SPAC Holder’s SPAC Common Stock owned as of the record date for determining holders entitled to vote at such meeting (or the record date for determining holders entitled to provide consent) in favor of each SPAC Proposal and any other matters reasonably necessary for consummation of the Transactions; and

(c)	vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such SPAC Holder’s SPAC Common Stock against any Competing SPAC Transaction and any other action that would reasonably be expected to impede, interfere with or materially delay or postpone the consummation of, or otherwise adversely affect, any of the Transactions, or result in a material breach of any representation, warranty, covenant or other obligation or agreement of SPAC, under the BCA.

(d)	The obligations of the SPAC Holders in this Section 1 shall apply whether or not the SPAC Board or other governing body or any committee, subcommittee or subgroup thereof recommends any of the SPAC Proposals and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the SPAC Board’s recommendation to its stockholders.

2.	Waiver of Certain Rights. On behalf of itself and its affiliates:

(a)	each SPAC Holder hereby irrevocably and unconditionally agrees not to (i) demand that SPAC redeem its SPAC Common Stock in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its SPAC Common Stock for redemption; and

(b)	each SPAC Holder hereby irrevocably and unconditionally (i) waives any rights for working capital loans made by or on its behalf to SPAC or any of its affiliates to be converted into warrants exercisable for securities of SPAC, Holdco or any of their affiliates or their successors and assigns and (ii) agrees that no such loans shall be converted into such warrants or any such other securities.

(c)	each SPAC Holder agrees not to commence, join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, SPAC, or Sponsor or any of their respective affiliates and each of their officers, directors or managers relating to the negotiation, execution or delivery of this Agreement or the BCA or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the BCA (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any fiduciary duty of the SPAC Board in connection with the negotiation and entry into this Agreement, the BCA or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

3.	Reasonable Best Efforts. During the Interim Period, each SPAC Holder (i) shall, and shall cause its affiliates to, use reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Transactions on the terms and subject to the conditions set forth in the BCA and (ii) shall not, and shall cause its affiliates not to, take any action that would reasonably be expected to prevent or materially delay the satisfaction of any of the conditions to the Transactions set forth in Article IX of the BCA.

4.	Transfer Restrictions.

(a)	Interim Period. During the Interim Period, each SPAC Holder shall not, and shall cause any other holder of record of any of such SPAC Holder’s SPAC Common Stock not to, Transfer any SPAC Common Stock that it Beneficially Owns or owns of record without the prior written consent of Holdco. Notwithstanding anything to the contrary, the foregoing sentence shall not apply to the following (each, a “Permitted Transfer”):

(i)	transactions relating to SPAC Common Stock acquired in open market transactions;

(ii)	Transfers of SPAC Common Stock or any security convertible into or exercisable or exchangeable for SPAC Common Stock as a bona fide gift or gifts, or to a charitable organization;

(iii)	Transfers of SPAC Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of any Investor or any other person with whom such Investor has a relationship by blood, marriage or adoption not more remote than first cousin;

(iv)	If the undersigned is an individual, Transfers by will or intestate succession upon the death of any Investor;

(v)	Transfers of SPAC Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

(vi)	in the case of the Sponsor, (A) Transfers to a corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the Sponsor and (B) distributions of SPAC Common Stock to partners, limited liability company members or equityholders of the Sponsor;

(vii)	Transfers to SPAC or the officers, directors or affiliates of SPAC or a SPAC Holder;

(viii)	in the event of SPAC’s liquidation prior to the completion of the Transactions;

(ix)	by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor;

(x)	the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of SPAC Common Stock or any securities convertible into or exercisable or exchangeable for SPAC Common Stock during the Interim Period; and

(xi)	The transfer by SPAC Sponsor following the record date of the SPAC Stockholders’ Meeting to the transferees identified to the Company in writing; provided, each such transferee agrees as part of such transfer to be party to the Company & SPAC Shareholders Registration Rights Agreement to be entered into at the Closing.

provided, that in the case of any Transfer or distribution pursuant to Section 4(a)(ii) through Section 4(a)(ix), each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the applicable SPAC Holder and the Company, to be bound by the provisions of this Agreement.

(b)	Any Transfer in violation of the provisions of this Section 4 shall be null and void ab initio and be of no force or effect.

(c)	Any person who acquires SPAC Common Stock pursuant to a Permitted Transfer in compliance with this Agreement shall subsequently be permitted to Transfer such SPAC Common Stock or Holdco Ordinary Shares pursuant to a Permitted Transfer made in compliance with this Agreement.

5.	Waiver of Appraisal Rights. Each SPAC Holder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of SPAC Common Stock, any rights of appraisal, any dissenters’ rights or any similar rights relating to the Merger that such SPAC Holder may have by virtue of, or with respect to, any SPAC Common Stock by such SPAC Holder.

6.	Definitions. As used herein, the following terms shall have the respective meanings set forth below:

(a)	“Beneficially Own” has the meaning given to such term under Rule 13d-3 of the Exchange Act.

(b)	“Transfer” means to, directly or indirectly, by operation of law or otherwise, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

(c)	“Warrant Agreement” means the Warrant Agreement, dated as of November 23, 2020, between SPAC and Continental Stock Transfer & Trust Company, as may be amended from time to time.

7.	Entire Agreement; Assignment. This Agreement and the other agreements referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

8.	Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.	Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

11.	Governing Law; Venue; Waiver of Jury Trial. Sections 11.6 and 11.7 of the BCA are incorporated herein by reference, mutatis mutandis.

12.	Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to (a) if to SPAC or Sponsor, the address for SPAC in accordance with the terms of Section 11.1 of the BCA, (b) if to the Company or Holdco, the address for the Company or Holdco in accordance with the terms of Section 11.1 of the BCA and (c) if to the Investors, the address set forth in such Investor’s signature block hereto.

13.	Termination. This Agreement shall automatically terminate on the earliest of: (a) the valid termination of the BCA (in which case this Agreement shall be of no force and effect) and (b) the Effective Time.

14.	Amendment. This Agreement cannot be amended, except by a writing signed by each party. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

15.	Representations and Warranties. Each SPAC Holder hereby represents and warrants (severally and not jointly as to itself only) to SPAC, Holdco and the Company as follows: (a) if such person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such person’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such person; (b) if such person is an individual, such person has full legal capacity, right and authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) this Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such person, enforceable against such person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); and (d) the execution and delivery of this Agreement by such person do not, and the performance by such person of its obligations hereunder will not require any consent or approval that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such person of its obligations under this Agreement.

16.	Additional Shares. Each SPAC Holder agrees that any shares of SPAC Common Stock and any other shares of capital stock or other equity of the Company that SPAC Holder purchases or otherwise acquires or with respect to which such SPAC Holder otherwise acquires voting power after the execution of this Agreement and prior to the termination of this Agreement shall be subject to all of the terms and conditions of this Agreement except for the transfer restrictions set forth in Section 4, to the same extent as if they constituted SPAC Common Stock as of the date of this Agreement.

17.	Directors and Officers. This Agreement shall apply to SPAC Holder solely in SPAC Holder’s capacity as a stockholder or warrantholder of the SPAC and not in SPAC Holder’s capacity as a director, officer or employee of SPAC or any of its Subsidiaries or in SPAC Holder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary.

18.	Equitable Adjustments. If, and as often as, there are any changes in SPAC, Holdco, the SPAC Common Stock or the SPAC Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC, Holdco, the SPAC Common Stock or the SPAC Warrants, each as so changed.

19.	Stop Transfer Order; Legend. Each SPAC Holder hereby authorizes SPAC and Holdco to maintain a copy of this Agreement at either the executive office or the registered office of SPAC. In furtherance of this Agreement, each SPAC Holder hereby authorizes and will instruct SPAC and Holdco, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to such SPAC Holder’s SPAC Common Stock that are subject to the transfer restrictions set forth in Section 4 of this Agreement, and to include the following legend on any certificates or other instruments representing (or any notice given pursuant to Section 151(f) of the General Corporation Law of the State of Delaware in respect of) such SPAC Holder’s SPAC Common Stock: “THE SHARES OF STOCK OR OTHER SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN SPAC STOCKHOLDER SUPPORT AGREEMENT, DATED AS OF JANUARY 26, 2022, BY AND AMONG D-Orbit S.p.A, an Italian Società per azioni, D-ORBIT S.A., a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, Breeze Sponsor LLC, A DELAWARE LIMITED LIABILITY COMPANY, Breeze Holdings Acquisition Corp., A DELAWARE CORPORATION AND CERTAIN OTHER PERSONS PARTY THERETO, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. ANY TRANSFER OF SUCH SHARES OF STOCK OR OTHER SECURITIES IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH SPAC TRANSACTION SUPPORT AGREEMENT SHALL BE NULL AND VOID AB INITIO AND HAVE NO FORCE OR EFFECT WHATSOEVER.”

20.	Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief and (c) any defense relating to the absence of irreparable harm.

21.	Interpretation. Section 1.3 of the BCA is incorporated herein by reference, mutatis mutandis. Wherever this Agreement uses “it”, “its” or derivations thereof to refer to a natural person, such references shall be deemed references to “her”, “him” or “his”, as applicable.

22.	Updates to Schedule A; Admission of New SPAC Holders. During the Interim Period, each SPAC Holder shall promptly notify SPAC of any increase, decrease or other change in the number of SPAC Common Stock or SPAC Warrants held by or on behalf of such SPAC Holder (for the avoidance of doubt, each SPAC Holder acknowledges and agrees that Section 4(a) prohibits all Transfers of its SPAC Common Stock, other than Permitted Transfers, during the Interim Period). From and after the Closing, each SPAC Holder shall promptly notify Holdco of any increase, decrease or other change in the number of SPAC Common Stock held by or on behalf of such SPAC Holder, including as a result of a Transfer in compliance with this Agreement. Promptly following each such notification, SPAC or Holdco (as applicable) shall update SCHEDULE A to reflect the applicable changes as they relate to SPAC Common Stock or SPAC Warrants (in the case of an Interim Period change) or SPAC Common Stock (in the case of a post-Closing change) and provide a copy of such updated SCHEDULE A to each of the parties hereto, and such updated SCHEDULE A shall control for all purposes of this Agreement (unless and until it is later updated in accordance with this Section 23). Any update to SCHEDULE A in accordance with this Agreement shall not be deemed an amendment to this Agreement for purposes of Section 8.

23.	Termination of Existing Registration Rights Agreement. Prior to Closing, in connection with entry into the Company & SPAC Shareholders Registration Rights Agreement between certain Company and SPAC stockholders, SPAC shall cause to be terminated all existing registration rights agreements entered into between SPAC and any other party, including the Sponsor but not including any PIPE Investors. No parties to any such terminated registration rights agreements shall have any further rights or obligations thereunder. The SPAC Holders acknowledge and agree that the Warrant Agreement will be amended pursuant to the form of the SPAC Warrant Amendment that is an exhibit to the BCA and that the Holdco Warrants and the Holdco Shares underlying such Holdco Warrants that the SPAC Holders will receive in connection with the Closing are to be registered pursuant to and in accordance with the BCA and hereby waive the obligation of SPAC to file a registration statement of the shares of such SPAC Stockholder as set forth in Section 7.4.1. of the Warrant Agreement.

24.	Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Breeze Sponsor, LLC

By	/s/ J. Douglas Ramsey
Name:	J. Douglas Ramsey, Ph.D.
Title:	Manager

Breeze Holdings Acquisition Corp.

By	/s/ J. Douglas Ramsey
Name:	J. Douglas Ramsey, Ph.D.
Title:	Chairman, Chief Executive Officer and Chief Financial Officer

D-Orbit S.p.A

By	/s/ Luca Rossettini
Name:	Luca Rossettini, Ph.D.
Title:	Chief Executive Officer

D-ORBIT S.A.

By	/s/ Pierre Margue
Name:	Pierre Margue
Title:	Director

[Signature Page to SPAC Transaction Support Agreement]

INVESTORS

BREEZE SPONSOR, LLC

By:	/s/ J. Douglas Ramsey
Name:	J. Douglas Ramsey, Ph.D.
Title: Manager

I-BANKERS SECURITIES, INC.

By	/s/ Matthew J. McCloskey
Name:	Matthew J. McCloskey
Title:	Head of Equity Capital Markets

THE CHARLES F. BOLDEN GROUP

By	/s/ A. Ché Bolden
Name:	A. Ché Bolden
Title:	President and CEO

NORTHLAND CAPITAL MARKETS

By	/s/ Carl Goltermann
Name:	Carl Goltermann
Title:	Director, Investment Banking

/s/ Anthony F. Vaccaro
Name:	Anthony F. Vaccaro
Address:	1100 Travis Court Southlake,
TX 76092

/s/ Daniel Linn Hunt
Name:	Daniel Linn Hunt
Address:	5956 Sherry Lane
Suite 1500
Dallas, TX 75225

/s/ Albert Scott McLelland
Name:	Albert Scott McLelland
Address:	9114 La Strada Ct.
Dallas, TX 75220

/s/ Billy Thomas Stark
Name:	Billy Thomas Stark
Address:	5416 Secretariat St.
Midland, TX 79705

/s/ Robert Lee Thomas
Name:	Robert Lee Thomas
Address:	600 Blue Flumar Ct.
Murphy, TX 75094

[Signature Page to SPAC Transaction Support Agreement]

SCHEDULE A

SPAC Holder	SPAC Common Stock		Private Placement Warrants
Breeze Sponsor, LLC	2,475,000		4,325,000
I-Bankers Securities, Inc.	212,500		1,050,000
The Charles F. Bolden Group	0	*	50,000
Northland Capital Markets	37,500		0
Anthony F. Vaccaro	15,000		0
Daniel Linn Hunt	25,000		0
Albert Scott McLelland	25,000		0
Billy Thomas Stark	25,000		0
Robert Lee Thomas	25,000		0

*	300,000 SPAC Common Stock to be transferred from Breeze Sponsor, LLC to The Charles F. Bolden Group prior to the Closing.